Exhibit 99.1

Community Valley Bancorp Announces Dividend

(Chico, CA  07-01-05) – Community Valley Bancorp, the holding company for Butte Community Bank and CVB Insurance Agency, LLC, announced today that it has declared a cash dividend.

On June 21, 2005, the Board of Directors agreed to pay a cash dividend of four cents ($0.04) per share to shareholders of record as of July 8, 2005.  The payment date for the dividend will be July 29, 2005.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 12 branches in nine cities including Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville.  It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.